AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                          BUSINESS ADVANTAGE NO.3, INC.

                                       AND

                             CHINESEROOTS.COM, INC.


















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                          AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER by and between Business Advantage No. 3, Inc., a Nevada corporation, ("BA3") and Chineseroots.com, Inc., a Cayman Islands corporation, ("Chineseroots).

           WHEREAS, the Boards of Directors of BA3 and Chineseroots deem it advisable for the mutual benefit of BA3 and Chineseroots and their respective shareholders that Chineseroots be merged into BA3 (the "Merger"), and have approved this Agreement and Plan of Merger (the "Agreement"); and

           WHEREAS, the Boards of Directors of BA3 and Chineseroots have unanimously resolved to recommend to their shareholders acceptance of the Merger contemplated herein.

           NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger, and the mode of carrying the same into effect, Chineseroots and BA3 hereby agree as follows:

                                    ARTICLE 1
                             MERGER AND ORGANIZATION

           SECTION 1.1 The Merger. As of the Effective Date (as hereinafter defined), subject to the terms and conditions hereof, Chineseroots shall be merged with and into BA3 as soon as practicable through BA3's acquisition of 100% of Chineseroots' issued and outstanding shares of common stock in exchange for shares of common stock of BA3, the surviving entity (the "Surviving Entity"). Immediately after consummation of the Merger, the Surviving Entity shall have issued and outstanding 14, 034,000 shares of common stock: 10,034,000 (representing 71.5% of the Surviving Entity) to be held by former Chineseroots stockholders in proportion to the amount that each of said shareholders previously held shares of common stock of Chineseroots; and 4,000,000 shares representing 28.5% of the surviving entity to be held by current BA3 stockholders in the same proportion as currently held shares. BA3 and Chineseroots are herein sometimes referred to as the "Constituent Corporations." The Merger is to be done in such a manner as to be tax-free to all parties involved.

           SECTION 1.2. Effect of Merger. The parties agree to the following provisions with respect to the Merger:

               (a) Name of Surviving Corporation. After the Merger and Effective Date (as defined in Section 1.2(e) hereof), the name of the Surviving Entity shall become Cybersia Capital Corp.

               (b) Articles of Incorporation. The Articles of Incorporation of BA3 as in effect immediately prior to the Effective Date shall from and after the Effective Date be and continue to be the Articles of Incorporation of the Surviving Entity until changed or amended as provided.



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               (c) By-Laws. The By-Laws of BA3 as in effect immediately prior to the Effective Date shall from and after the Effective Date be and continue to be the By-Laws of the Surviving Entity until changed or amended as provided by law.

               (d) Corporate Organization. All of the issued and outstanding shares of common stock of Chineseroots shall be acquired by BA3. Prior to the merger 100% of the issued and outstanding common stock of Chineseroots is held by Cybersia, Inc., a Cayman Islands corporation. The Surviving Entity shall thenceforth be responsible for all the liabilities and obligations of each of the Constituent Corporations, with the effect set forth in the appropriate provisions of Nevada law and the appropriate provisions of Cayman Islands law.

               (e) Filing of Articles of Merger and Amendment to Articles of Association. If this Agreement is duly approved by each of the Constituent Corporations in accordance with the appropriate provisions of Nevada law and the appropriate provisions of Cayman Islands law and the respective Articles or Certificate of Incorporation and By-laws of the Constituent Corporations and not terminated pursuant to Article 8 hereof, and approved by the shareholders of BA3 as soon as practicable after all other conditions to the Merger set forth in
Article 6 hereof shall have been satisfied or waived, and the closing of this Agreement (the "Closing") has taken place, the Merger shall be consummated and Articles of Merger, to which this Agreement shall be appended, shall be filed with the appropriate Cayman Islands governmental agency and an amendment to BA3's Articles of Association shall be filed with the Nevada Secretary of State (the Effective Date). The Closing of this Agreement shall take place at the offices of Schonfeld & Weinstein, L.L.P., 63 Wall Street, New York, New York 10005, or at such other time, place or date as the parties may mutually agree.

               (f) Further Assurances. If at any time after the Effective Date, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other things are necessary, desirable or proper
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Entity and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to best, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.

               (g) Upon consummation of the Merger, the current officers and directors of BA3 shall resign, and a minimum of three (3) directors shall be appointed to the Surviving Entity, which directors shall nominate officers of the Surviving Entity, subject to shareholder approval. The certificate of incorporation shall be amended to change the name of Business Advantage No. 3, Inc. to Cybersia Capital Corp.


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                                    ARTICLE 2

                                   THE MERGER

           SECTION 2.1 Conversion of Shares in the Merger.

               (a) Issuance of New Shares. On the Effective Date, and upon the acquisition of 100% of all shares of common stock of Chineseroots, all of which are currently held by Cybersia, Inc., BA3 shall issue 10,034,000 shares of its authorized common stock to former Chineseroots shareholders, in the same proportion said shareholders held shares of common stock of Chineseroots at the time of the merger. BA3 shareholders shall continue to hold 4,000,000 shares of BA3 common stock. Thus, after the Effective Date, the Surviving Entity shall have 14,034,000 shares of common stock issued and outstanding.


           SECTION 2.2 Further Transfer of Stock. The shareholders of Chineseroots may distribute their shares of the Surviving Entity as it determines in accordance with any and all applicable state and federal securities laws, and shall provide counsel to BA3 with a list at the time of closing for delivery to the transfer agent.


           SECTION 2.3 Deliberately left blank.

           SECTION 2.4 Surrender of Certificates. (a) BA3 has designated Florida Atlantic Stock Transfer, Inc. as Transfer Agent (the "Transfer Agent") hereunder. Immediately following the closing, the Transfer Agent shall have mailed and/or made available to each BA3 shareholder and each former Chineseroots shareholder notice and letter of transmittal advising such holder of the effectiveness of the merger and the procedure for surrendering Chineseroots stock to the Transfer Agent. Chineseroots shall immediately turn in Chineseroots common stock certificates to the Transfer Agent. Upon the surrender to the Transfer Agent of such certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, the Transfer Agent shall promptly convert and issue an aggregate of 10,034,000 shares of BA3 common stock to the former Chineseroots shareholders in exchange for 100% of the authorized and outstanding shares of Chineseroots. Until so surrendered and exchanged, each certificate theretofore representing shares shall represent in the case of Dissenter's Shares, the right to seek appraisal pursuant to the laws of the state of incorporation of the Constituent Corporation in which the holder owns stock (if such right has been perfected).

           SECTION 2.5 Transfer Agent. Prior to the Offering, BA3 shall have made such arrangements to insure that an adequate number of its shares of common stock have been deposited with the Transfer Agent as necessary in sufficient time to permit prompt distribution against surrender of Chineseroots stock certificates as provided hereunder.



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                                    ARTICLE 3

               ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

           SECTION 3.1 Confidentiality; Inconsistent activities. Unless and until this Agreement has been terminated in accordance with its terms , neither Chineseroots nor BA3 will (i) solicit or encourage, directly or indirectly, any inquiries or proposals to acquire any shares of capital stock of Chineseroots or BA3 or any significant portion of the total assets of either Constituent Corporation or any subsidiary or division of either of the Constituent Corporations (whether by merger, purchase of assets, tender offer or other similar transaction); (ii) afford any third party which may be considering the acquisition of any shares of capital stock of Chineseroots or BA3 or any significant portion of the total assets of either Constituent Corporation, access to the properties, books or records of either Constituent Corporation except as required by mandatory provisions of law; or (iii) enter into any discussions or negotiations for, or enter into any agreement which provides for, the sale of any shares of capital stock of Chineseroots or BA3 or any significant portion of the total assets of Chineseroots or BA3 to a person other than in connection with the transactions contemplated herein, except that, pursuant to a stock purchase agreement, the majority shareholders of BA3 may sell a total of 2,600,000 shares of BA3 common stock to third parties.

           SECTION 3.2 Reasonable Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use any and all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of closing set forth herein.

           SECTION 3.3 Conduct of Business by Each of the Constituent Corporations Pending the Merger. Chineseroots and BA3 covenant and agree that, prior to the Effective Date, unless Chineseroots or BA3, respectively, shall otherwise agree in writing and except as contemplated by this Agreement:

               (a) The business of each of the Constituent Corporations shall be conducted only in the ordinary and usual course and consistent with its past practice, and except in the ordinary course of business neither Chineseroots nor BA3 shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in the operations of Chineseroots or BA3, respectively, taken as a whole;

               (b) Neither Constituent Corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, except as set forth in Section 2 hereof, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property, except as designated herein;

               (c) Neither Constituent Corporation shall (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing, except as stated in Section 2.1 of this Agreement and in Exhibit A attached hereto.


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               (d) Each Constituent Corporation shall use its best efforts to preserve intact its business organizations, to keep available the services of it and its current officers and key employees, and to preserve the good will of those having business relationships with it.

               (e) Chineseroots and BA3 will not (i) increase the compensation payable or to become payable by it to any of its officers or directors, (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees, (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion, (iv) make any change in the compensation to be received by any of its officers, or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee of Chineseroots or BA3, respectively, with respect to the performance of personal services that is not terminable without liability by it on thirty days' notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

               (f) Neither Chineseroots nor BA3 shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation;

               (g) Neither Chineseroots nor BA3 shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation;

               (h) Neither Chineseroots nor BA3 shall reduce its cash or short term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices, or in performing its obligations under this Agreement; and

               (i) Neither Chineseroots nor BA3 shall enter into an agreement to do any of the things described in clauses (a), (b), (c), (e), (f), (g) and (h).



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       SECTION 3.4 Access and Information.

               (a) Chineseroots shall afford to BA3 and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of Chineseroots and, during such period, Chineseroots shall furnish promptly to BA3
(i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of Chineseroots that may reasonably be requested. In the event of the termination of this Agreement, BA3 will, and will cause its representatives to, deliver to Chineseroots all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from Chineseroots as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, BA3 will deliver to Chineseroots all documents so obtained by it.

               (b) BA3 shall afford to Chineseroots and its accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all of the properties, books, contracts, commitments and records (including but not limited to tax returns) of BA3 and, during such period, BA3 shall furnish promptly to Chineseroots (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of BA3 that may reasonably be requested. In the event of the termination of this Agreement, Chineseroots will, and will cause its representatives to, deliver to BA3 all documents, work papers and other material, and all copies thereof, obtained by it or on its behalf from BA3 as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and will hold in confidence all confidential information, and will not use any such confidential information, until such time as such information is otherwise publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. If this Agreement is terminated, Chineseroots will deliver to BA3 all documents so obtained by it.

           SECTION 3.5 Notice of Actions and Proceedings. Chineseroots shall promptly notify BA3, and BA3 shall promptly notify Chineseroots of any claims, actions, proceedings or investigations commenced or, to the best of its knowledge, threatened, involving or affecting Chineseroots or BA3 or any of their property or assets, or, to the best of its knowledge, against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, of Chineseroots or BA3 which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section
4.4 hereof or which relates to the consummation of the Merger or the transactions contemplated hereby.

           SECTION 3.6 Notification of Other Certain Matters. Chineseroots shall give prompt notice to BA3, and BA3 shall give prompt notice to Chineseroots of:

                 (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by Chineseroots or BA3 subsequent to the date of this Agreement and prior to the Effective Date, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of Chineseroots or BA3 taken as a whole to which Chineseroots or BA3 is a party or is subject;

                 (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; and



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                 (c) any material adverse change in the financial condition, properties, businesses or results or operations of Chineseroots or BA3, or the occurrence of an event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change.

       SECTION 3.7 Stockholder Meeting of Chineseroots. Chineseroots shall, at a meeting of its stockholders duly called by the Board of Directors of Chineseroots to be held as soon as practicable following execution of this Agreement, or by written consent by the majority stockholders' if so permissible pursuant to Cayman Islands law, present the following proposals for the authorization and approval of the stockholders of Chineseroots and recommend their adoption by the stockholders:

               (a) ratification of this Agreement and authorization of the consummation of the Merger contemplated herein.


       SECTION 3.8 BA3 Stockholder Consent. BA3 shall obtain written consent of two-thirds of its shareholders to take the following actions:

               (a) ratification of this Agreement and authorization of the consummation of the Merger contemplated herein;

               (b) issuance of 10,034,000 shares of BA3 common stock to former Chineseroots shareholders;

               (c) the tender of resignations of the directors of BA3, whose resignations are contingent on the consummation of this merger, and which shall occur on the Effective Date.


                                    ARTICLE 4

                REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BA3

       BA3 represents and warrants to, and agrees with Chineseroots as follows:

       SECTION 4.1 Organization and Good Standing. BA3 is a duly incorporated and validly existing corporation in good standing under the laws of the state of its incorporation, with all requisite power and authority (corporate and other) to own its properties and conduct its business, and is duly qualified and in good standing as a foreign corporation authorized to do business.

       SECTION 4.2 Authorization; Binding Agreement. BA3 has the corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by BA3, and subject to any requisite approval of the Merger by the shareholders of BA3, constitutes a valid and binding agreement of BA3 in accordance with its terms.



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       SECTION 4.3 Capitalization. The authorized capital stock of BA3 consists of 25,000,000 shares of common stock, par value $.001 per share. On October 21, 1997, BA3 issued 1,000,000 shares of common stock to 27 people. On March 7, 2002, BA3 instituted a 4 for 1 (4:1) forward stock split, after which there were 4,000,000 shares of common stock outstanding. On March 7, 2002, ten shareholders transferred a total of 2,600,000 shares to 15 persons. As of the date hereof, 4,000,000 shares of common stock are outstanding. All of the outstanding shares of capital stock of BA3 have been duly authorized and validly issued and are fully paid and nonassessable. BA3 is not aware of any voting trusts, voting agreements or similar understandings applicable to the shares. BA3 does not have any outstanding options, subscriptions or other rights, agreements or commitments, which either; (a) obligates BA3 to issue, sell or transfer any shares of the capital stock of BA3 or (b) restricts the transfer of or otherwise relates to the shares of its common stock except for 10,034,000 shares to be issued pursuant to this merger agreement.

       SECTION 4.4 Litigation. Except as may be disclosed to Chineseroots in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of BA3, threatened against BA3 or to the best of BA3's knowledge, pending or threatened against BA3 or any BA3 employee, consultant, director, officer or shareholder, in his, her or its capacity as such, before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of BA3. As of the date hereof, neither BA3 nor any of its property is subject to any order, judgment, injunction or decree, which materially and adversely affects the financial condition, business, prospects or operations of BA3.

       SECTION 4.5 Financial Statements. BA3 has provided Chineseroots with true and complete copies of BA3's most recent audit, and unaudited interim financial statements. The financial statements of BA3 were prepared by an independent certified public accountant in BA3cordance with generally accepted accounting principles applied on a consistent basis (except as otherwise noted in such statements) and present fairly the financial position, results of operations and changes in financial position of BA3 as of the dates and for the periods indicated subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

       SECTION 4.6 Absence of Certain Changes or Events. Except as disclosed to Chineseroots in writing, (a) there has not been any change or any development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of and its subsidiaries taken as whole; and (b) BA3 has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

       SECTION 4.7 Absence of Breach. Except as may be disclosed to Chineseroots in writing on or prior to the date hereof, the execution, delivery and performance by BA3 of this Agreement, and the performance by BA3 of its obligations hereunder, will not



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               (a) subject to the appropriate approval by BA3's shareholders, conflict with or result in a breach of any of the provisions of its Articles of Incorporation or By-Laws;

                 (b) subject to obtaining the governmental and other consents referred to in Section 4.8 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on BA3;

                 (c) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement relating to money borrowed or (iv) conflict in any respect with or result in a breach of or default under any other indenture, mortgage, lien, lease, agreement, contract or instrument to which BA3 is a party or by which it or any of its properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on BA3.

       SECTION 4.8 Governmental and Other Consents, etc. Subject to the requisite shareholder approval, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States on the part of BA3 is required in connection with the execution or delivery by BA3 of his Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) filings in the State of Nevada in accordance with state law thereof, (ii) filings under state securities "Blue Sky" or anti-takeover laws and (iii) filings with the SEC and any applicable national securities exchange.

       SECTION 4.9 Benefits Plans. Except as disclosed in writing to Chineseroots before the date hereof, BA3 does not have any employment agreement with any executive officer of BA3 or any incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan or arrangement with or for the benefit of any officer, employee, former employee or consultant.

       SECTION 4.10 Certain Contracts. Except as disclosed in writing to Chineseroots on or prior to the date hereof, BA3 is not a party to any collective bargaining agreement or any other agreement with employees of BA3 or any of the subsidiaries as a group.

       SECTION 4.11 ERISA. BA3 has no employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

       SECTION 4.12 Transactions With Management. Except as disclosed in writing on or before the date hereof Chineseroots, BA3 is not now a party to any material contract, lease, loan or commitment with or to any officer or director, or person owning more than 5% of the outstanding common stock of BA3 or any subsidiary of BA3 or any affiliate or associate of such officer, director or person.





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                                    ARTICLE 5

           REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF CHINESEROOTS

       Chineseroots, represents and warrants to, and agrees with BA3 as follows:
       SECTION 5.1 Organization and Good Standing. Chineseroots is a duly incorporated and validly existing corporation in good standing under the laws of Cayman Islands, with all requisite power and authority (corporate and other) to own its properties and conduct its businesses.

       SECTION 5.2 Authorization; Binding Agreement. Chineseroots has the requisite corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Chineseroots and constitutes a valid and binding agreement of Chineseroots in accordance with its terms.

       SECTION 5.3 Absence of Breach. The execution, delivery and performance by Chineseroots of this Agreement, and the performance by Chineseroots of its obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of its articles of incorporation or by-laws, (ii) subject to obtaining the governmental and other consents referred to in Section 5.4 hereof, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect on Chineseroots, (iii) conflict in any respect with or result in a breach of or default under any indenture, loan or credit agreement (appropriate waivers having been obtained) or any other agreement or instrument to which Chineseroots is a party or by which Chineseroots properties may be affected or bound, which, singly or in the aggregate, would have a material adverse effect on Chineseroots.

       SECTION 5.4 Governmental and Other Consents, etc. Subject to the requisite Board of Directors approval, no material consent, approval or authorization of or designation, declaration or filing with any governmental agency or authority or other public persons or entities in the United States on the part of Chineseroots is required in connection with the execution or delivery by Chineseroots of this Agreement or the consummation by Chineseroots of the transaction contemplated hereby other than (i) filings in the state of Nevada in accordance with the laws of that state and in Cayman Islands in accordance with the laws of that nation, thereof, (ii) filings under state securities "Blue Sky" or anti-takeover laws.

       SECTION 5.5. Financial Statements. Chineseroots shall provide BA3 with certified consolidated financial statements for the past two fiscal years (including the notes thereto) and interim financial statements which have been prepared by an independent certified public accountant in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and which present fairly the consolidated financial position, results of operations and changes in financial position of Chineseroots.



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



           SECTION 5.6. Capitalization. At closing, Chineseroots will have two
(2) shares of common stock outstanding, with a par value of $.001 each.

           SECTION 5.7 Litigation. Except as may be disclosed to BA3 in writing on or prior to the date hereof, as of the date hereof there are no claims, actions, proceedings, or investigations pending or, to the best knowledge of Chineseroots, threatened against Chineseroots or to the best of Chineseroots' knowledge, pending or threatened against any employee, consultant, director, officer or shareholder, in his, her or its capacity as such, before any court or governmental or regulatory authority or body which, if decided adversely, could materially and adversely affect the financial condition, business, prospects or operations of Chineseroots. As of the date hereof, neither BA3 nor any of its property is subject to any order, judgment, injunction or decree, which materially and adversely affects the financial condition, business, prospects or operations of Chineseroots.

           SECTION 5.8 Absence of Certain Changes or Events. Except as disclosed to BA3 in writing, (a) there has not been any change or any development involving a prospective change, which has affected or may affect materially and adversely the business, assets or prospects or the financial position or the results of operations of BA3 and its subsidiaries taken as whole; and (b) Chineseroots has not incurred any indebtedness for money borrowed, or purchased or sold any material amount of assets, other than in the ordinary course of business, or entered into any other transaction other than in the ordinary course of business.

                                    ARTICLE 6

                                   CONDITIONS

           SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                 (a) this Agreement and the transactions contemplated hereby having been approved and adopted at or prior to the Effective Date by the requisite vote of the shareholders of each company as required by applicable law;

                 (b) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or any foreign jurisdiction preventing the consummation of the Merger shall be in effect;

           SECTION 6.2 Conditions to Obligation of Chineseroots to Effect the Merger. The obligation of Chineseroots to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions any one or more of which may be waived by BA3:

                 (a) Chineseroots shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date including those specified in Section 5.5 herein;

                 (b) Chineseroots shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, including the surrender of 100% of its issued and outstanding common stock to BA3 upon BA3's issuance of an aggregate of 10,034,000 shares of its common stock to Chineseroots.

                 (c) the representations and warranties of Chineseroots set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement.

                 (d) Chineseroots shall have delivered a certificate of its President or its Chairman of the Board to the effect set forth in paragraphs
(a), (b) and (c) of this Section 6.2;

                 (e) Chineseroots shall have delivered to BA3 copies of resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary or other officer of Chineseroots;

                 (f) No action or preceding before any court or governmental or regulatory authority or body, United States, federal or state or foreign, shall have been instituted (and be pending) or threatened by any government or governmental authority, which seeks to prevent or delay the consummation of the Merger or which challenges any of the terms or provisions of this Agreement;

                 (g) No order issued by any United States federal or state or foreign governmental or regulatory authority or body of by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign governmental authority which prevents the consummation of the Merger shall be in effect;

                 (h) Opinion of Counsel to Chineseroots. BA3 shall have received an opinion dated the effective date of this Merger by counsel to Chineseroots, satisfactory to BA3, in substantially the following form:

                    i) Chineseroots is a corporation duly incorporated, validly existing and in good standing under the laws Cayman Islands and has the corporate power to own all of its properties and assets and carry on its business in all material respects as it is now being conducted, and is qualified to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

                    ii) The execution and delivery by Chineseroots of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in a breach of any term or provision of Chineseroots' certificate of incorporation or by-laws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement, or other obligation or violate any court order, writ, injunction or decree applicable to Chineseroots, or its properties or assets;

                    iii) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of Chineseroots, except as limited by bankruptcy and insolvency laws and by others laws affecting the rights of creditors generally; and

                    iv) There are no actions, suits or proceedings pending, or to the best knowledge of such counsel, threatened by or against Chineseroots or affecting Chineseroots or its properties, at law or in equity, before any court or any other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

       SECTION 6.3 Conditions to the Obligation of BA3 to Effect the Merger. The obligation of BA3 to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, any one or more of which may be waived by Chineseroots:

                 (a )BA3 shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date;

                 (b) BA3 shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Date, including the issuance by BA3 of an aggregate of 10,034,000 shares of its common stock to Chineseroots.

                 (c) The representations and warranties of BA3 set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date as if made on and as of such date, except as contemplated or permitted by this Agreement;

               (d) Except to the extent such consents are not required at the Effective Date, BA3 shall have received the consents or exemptions, or made the filings, as the case may be, which were referred to in Section 5.4;

               (e) BA3 shall have delivered a certificate of its President to the effect set forth in paragraph (a) of this Section 6.3;

                 (f) BA3 shall have delivered to Chineseroots copies of resolutions duly adopted by the Board of Directors of BA3 approving the execution and delivery of this Agreement, such resolutions being certified by the Secretary of BA3;

                 (g) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been instituted (and be pending or threatened) by any government or governmental authority, which seeks to prevent or delay the consummation of the Merger or which challenges any of the terms or provisions of this Agreement; and

                 (h) No order issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation, or executive order promulgated or enacted by any United States, federal, or state or foreign government or governmental authority, which prevented the consummation of the Merger or materially and adversely affects the business, financial condition, or operations of BA3 shall be in effect.

                 (i) Shareholder Approval. The shareholders of BA3 upon the Effective Date of this Merger will have duly approved the Merger, and the issuance of 10,034,000 additional shares of BA3 common stock.

                 (j) Opinion of Counsel to BA3. Chineseroots shall have received an opinion dated the effective date of this Merger by Schonfeld & Weinstein, 63 Wall Street, Suite 1801, New York, New York 10005, counsel to BA3, satisfactory to Chineseroots, in substantially the following form:

                    i) BA3 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the corporate power to own all of its properties and assets and carry on its business in all material respects as it is now being conducted, and is qualified to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

                    ii) The execution and delivery by BA3 of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in a breach of any term or provision of BA3's certificate of incorporation or by-laws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement, or other obligation or violate any court order, writ, injunction or decree applicable to BA3, or its properties or assets;

                    iii) The authorized capitalization of BA3 consists of 25,000,000 shares of common stock, par value $.001 per share. As of the date of this Agreement, there are 4,000,000 shares of common stock issued and outstanding. As of the Effective Date, after the issuance of 10,034,000 to Chineseroots there will be 14,034,000 shares of BA3 outstanding;

                    iv) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of BA3, except as limited by bankruptcy and insolvency laws and by others laws affecting the rights of creditors generally; and

                    v) There are no actions, suits or proceedings pending, or to the best knowledge of such counsel, threatened by or against BA3 or affecting BA3 or its properties, at law or in equity, before any court or any other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

       SECTION 6.4 Waiver of Condition; Right to Proceed. Unless stated otherwise herein, if any of the conditions to the obligations of Chineseroots and BA3 specified in Sections 6.2 and 6.3 hereof has not been satisfied, Chineseroots or BA3, as the case may be, in addition to any other rights which may be available to them or it, shall have the right to waive such conditions and to proceed with the Merger (subject to satisfaction of the other conditions contained herein, unless also waived).


                                    ARTICLE 7


                             Deliberately left blank

                                    ARTICLE 8

                                   TERMINATION

       SECTION 8.1 Board Action. This Agreement may be terminated at any time by mutual consent of the Boards of Directors of BA3 and Chineseroots.

       SECTION 8.2 Certain Dates. In the event that BA3 shall not have received certified financial statements from Chineseroots and/or this Agreement is not executed by both parties by April 1, 2002, this Agreement may be terminated by either party upon written notice, whether before or after approval of the Merger thereof by the holders of the requisite number of shares of BA3. This Agreement shall terminate automatically if the Merger has not been consummated by April 15, 2002.

       SECTION 8.3  Deliberately left blank


       SECTION 8.4 Effect of Termination. In the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except for the obligations of the parties hereto in Section 9.2 hereof.


                                    ARTICLE 9

                               GENERAL AGREEMENTS

       SECTION 9.1 Cooperation. Each of the parties hereto shall cooperate with the other in every reasonable way in carrying out the transactions contemplated herein, and in delivering all documents and instruments deemed reasonably necessary or useful by counsel for any party hereto.

       SECTION 9.2 Funds. Each party shall incur all its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. After the consummation of the Merger, all expenses will be incurred by the Surviving Entity.

       SECTION 9.3 Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument or certificate delivered pursuant to this Agreement delivered on or prior to the Effective Date shall survive the consummation of the Merger.

       SECTION 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by messenger, transmitted by telex or telegram or mailed by registered or certified mail, postage prepaid, as follows:

(a)  If to BA3, to:
       Tony Vespa
       1075 Old Mohawk Road
       Ancaster, Ontario
       L9G3K9

With a copy to:

Joel Schonfeld, Esq.
Andrea I. Weinstein, Esq.
Schonfeld & Weinstein, L.L.P.
63 Wall Street, Suite 1801
New York, New York 10005

(b)  If to Chineseroots, to:

Jay Newby
Commercial Director
Chineseroots.com, Inc.
10 Anson Road
International Plaza #10-12
Singapore  079903
Fax:  011-65-223-4009

With a copy to:
Steve Simpson
Chineseroots.com, Inc.
10 Anson Road
International Plaza #10-12
Singapore  079903
Fax:  011-65-223-4009

The date of any such notice shall be the date hand delivered or otherwise transmitted or mailed.

       SECTION 9.5 Amendment. This Agreement (including the documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and
(c) shall not be assigned by operation of law or otherwise. This Agreement may be amended or modified in whole or in part to the extent permitted by New York law at any time, by an agreement in writing executed in the same manner as this Agreement after authorization to do so by the Board of Directors of Chineseroots and BA3.

       SECTION 9.6 Waiver. At any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representation and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid is set forth in an instrument in writing signed on behalf of such party.

       SECTION 9.7 Brokers. Chineseroots and BA3 represent and warrant that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger, except as stated herein or elsewhere in writing.

       SECTION 9.8 Publicity. So long as this Agreement is in effect, the parties hereto shall not issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed where such release or announcement is required by applicable law.

       SECTION 9.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

       SECTION 9.10 Successors and Assigns. This Agreement shall be binding upon and insure to the benefit of and enforceable by the respective successors and assigns of the parties hereto.

       SECTION 9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                          COUNTERPART SIGNATURE PAGE TO
                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG

                          BUSINESS ADVANTAGE NO.3, INC.


                                       AND

                             CHINESEROOTS.COM, INC.

       IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized officers as of the ____ day of __________, 2002


                                                BUSINESS ADVANTAGE NO.3, INC.



                                                By:
                                                     ---------------------------
                                                       President




                                                CHINESEROOTS.COM, INC.



                                                By:
                                                     ---------------------------
                                                       President